Exhibit 23.3

FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference of (i) our reports relating to the proved oil and gas reserves of PDC Energy, Inc. (the “Company”), which reports appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 19, 2015, incorporated by reference in this Registration Statement on Form S-8, including any amendments hereto (the “Registration Statement”), and (ii) information derived from such reports, in the Registration Statement and any related prospectus. We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectus.

\s\ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, CO

June 8, 2015